EXHIBIT 99.1


OLD MUTUAL PLC COMPLETES ACQUISITION OF UNITED ASSET MANAGEMENT CORPORATION, ONE OF THE WORLD'S LARGEST INVESTMENT MANAGEMENT ORGANISATIONS FOR $25 PER SHARE

26 September 2000. Old Mutual plc has today announced the closure of the tender offer for United Asset Management Corporation (NYSE: UAM).

At the expiration of the tender offer at 5:00 p.m. EDT September 25, 2000, Old Mutual accepted shares of UAM representing approximately 93% of the outstanding common stock of UAM at a purchase price of $25 net per share.

Old Mutual intends to complete a "short form" second-step merger at $25 net per share as soon as practicable, following which UAM will become a wholly owned subsidiary of Old Mutual. The acquisition of United Asset Management will increase Old Mutual's assets under management to approximately $275 billion and is consistent with its goal of creating a world-class asset management business.

UAM is one of the largest independent asset management organisations in the world providing a broad range of investment management services. These services are offered through a diverse group of affiliated firms. It is Old Mutual's intention that the affiliates within the group will retain autonomy in investment philosophy, process and style, client relationships and brand and franchise positioning.

Kevin Carter, formerly Chief Executive of OMAM (UK) has been appointed to the US operations. Together with Jim Orr of UAM, he will head a small high level team of executives that will operate out of Boston. This will be a joint team comprising existing OMAM and UAM senior executives that will be responsible for developing US strategy.

Mike Levett, Chairman of Old Mutual commented: "We are delighted to have closed our acquisition of UAM. This enhances Old Mutual's position as a leading financial institution by substantially broadening and diversifying our geographic reach and business capabilities."

Eric Anstee, head of Old Mutual's asset management businesses said: "This important step is fundamental to building our international asset management capabilities. The acquisition advances our international growth strategy and our presence in major money centres, builds on our multi-style capability and leverages multi-channel distribution. We can now develop the strengths of UAM - its asset management talent, its strong client base and its existing well-known brands."

Jim Orr, President of UAM said: "As a result of today's transaction with Old Mutual, UAM's affiliates and their clients will benefit from the strength and growing reach of this leading financial services firm. We are looking forward to making a significant contribution to the success of our combined organisations."